Exhibit 3.2

2023 AMENDED AND RESTATED BYLAWS
OF
COLUMBIA SPORTSWEAR COMPANY

ARTICLE I

SHAREHOLDERS MEETINGS

1.1 Annual Meeting. The annual meeting of the shareholders shall be held on the second Tuesday in May of each year at 2 p.m., unless a different date or time is fixed by the Board of Directors and stated in the notice of the meeting.

1.2 Special Meetings. Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the President or the Board of Directors.

1.3 Place of Meetings. Meetings of the shareholders shall be held at any place in or out of Oregon designated by the Board of Directors.

1.4 Meeting by Telephone Conference. Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communications by which all shareholders participating may simultaneously hear each other during the meeting, except that no meeting for which a written notice is sent to shareholders may be conducted by this means unless the notice states that participation in this manner is permitted and describes how any shareholder desiring to participate in this manner may notify the Corporation.

1.5 Notice of Shareholder Business and Nominations.

(1) Annual Meetings of Shareholders.

(a) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Corporation's notice of meeting or any supplement thereto, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Corporation who was a shareholder of record both when notice is given as provided for in this Section 1.5 and on the date of the annual meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.5.

(b) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 1.5, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for shareholder action, as determined by the Board of Directors. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of the Corporation at least 90 days, and no earlier than 120 days, before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the shareholder to be timely must be so delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period for the giving of a shareholder's notice as described above. The shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and of such beneficial owner, and the Affiliates and Associates (as defined within the meaning of Rule 12b-2 under the Exchange Act and the rules and regulations promulgated thereunder) of such shareholder and such beneficial owner or owners, as they appear on the Corporation's books, (b) the class and number of shares of the Corporation owned beneficially and of record by such shareholder and such beneficial owner or owners and their respective Affiliates and Associates, (c) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (d) a representation that such shareholder and such beneficial owner hold and intend to continue to hold the reported shares through the date of the Corporation’s next annual meeting of shareholders; (iii) a description of the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Corporation, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of the Corporation (each a “Derivative Security”), which are, directly or indirectly, beneficially owned by such shareholder or beneficial owner or owners and their respective Affiliates and Associates, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares or other securities of the Corporation; (iv) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner or owners, or any of their respective Affiliates and Associates, has a right to vote any shares of any security of the Corporation; (v) a description of any contract, agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Corporation or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Corporation; (vi) a description of the terms of any number of shares subject to any short interest in any securities of the Corporation in which the shareholder or beneficial owner or owners, or any of their respective Affiliates and Associates, has an interest (for purposes of these bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (vii) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder and such beneficial owner or owners, and any of their respective Affiliates or Associates, if any, that are separated or separable from the underlying shares of the Corporation; (viii) a description of any proxy, contract, agreement, arrangement, understanding or relationship with respect to the nomination or other business between or among a shareholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable); (ix) a description of any proportionate interest in shares or other securities of the Corporation or Derivative Securities held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such shareholder is (a) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, or (b) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity; (x) a description of the terms of and number of shares subject to any performance-related fees (other than an asset-based fee) that such shareholder or beneficial owner or their respective Affiliates or Associates is directly or indirectly entitled to based on any increase or decrease in the value of shares or other securities of the Corporation or Derivative Securities, if any, as of the date of the notice, including, without limitation, any such interests held by members of any such shareholder or beneficial owner’s immediate family sharing the same household; (xi) a representation and agreement that such nominee (a) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act, in his or her capacity as a director of the Corporation, or vote on any issue or question in his or her capacity as a director of the Corporation (a “Voting Commitment”) that has not been disclosed to the Corporation, or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, including codes of conduct; (xii) a representation as to whether or not the shareholder or beneficial owner intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act and, if so, such other information and statements as are required to be included in a notice provided to the Corporation pursuant to Rule 14a-19 under the Exchange Act; (xiii) any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors; (xiv) a questionnaire, representation and agreement to furnish such information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as an independent director of the Corporation, or that could be material to a reasonable shareholder’s understanding of the independence and other qualifications, or lack thereof, of such nominee, that has been completed and signed by both such shareholder (as well as the beneficial owner or owners, if any, on whose behalf the nomination is made) and such nominee (such form of questionnaire, representation and agreement to be made available following a written request by the shareholder and nominee delivered to the Corporate Secretary of the Corporation at the principal executive offices of the Corporation); and (xv) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting the business at the meeting and any material interest in the business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The Corporation may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

(c) Notwithstanding anything in this Section 1.5 to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section 1.5 shall also be considered timely (but only with respect to nominees for any new positions created by such increase) if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which the public announcement is first made by the Corporation.

(2) Special Meetings of Shareholders.

Only business that has been brought before a special meeting of shareholders pursuant to the Corporation's notice of meeting shall be conducted at a special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) if the Board of Directors has determined that directors shall be elected at the meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 1.5, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.5. If the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to the position(s) specified in the Corporation's notice of meeting, if the shareholder's notice required by this Section 1.5 is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting. The public announcement of an adjournment of a special meeting shall not commence a new time period for the giving of a shareholder's notice as described above.

(3) General.

(a) Only the persons nominated in accordance with this Section 1.5 shall be eligible to be elected at an annual or special meeting of shareholders to serve as directors, and only the business that has been brought before a meeting of shareholders in accordance with the procedures set forth in this Section 1.5 shall be conducted at the meeting. Except as otherwise provided by law, the articles of incorporation of the Corporation or these bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 1.5 and, if any proposed nomination or business is not in compliance with this Section 1.5, to declare that such defective proposal or nomination be disregarded.

(b) In the event that any information or communications provided by a shareholder or shareholder nominee to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each shareholder or shareholder nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a shareholder nominee from its proxy materials or limit the remedies available to the Corporation related to such defect pursuant to this Section 1.5. In addition, any person providing any information to the Corporation pursuant to this Section 1.5 shall further update and correct such information, if necessary, so that all such information shall be true and correct as of the record date for the annual meeting, and such update and correction shall be delivered or mailed and received by the Secretary of the Corporation not later than five (5) business days after the record date.

(c) For the purposes of these bylaws, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(d) Notwithstanding the foregoing provisions of this Section 1.5, unless otherwise required by law, if any shareholder or beneficial owner (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act in accordance with the notice provisions contained in Sections 1.5.1 or 1.5.2 of these bylaws, and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such shareholder’s or beneficial owner’s proposed nominees. Upon request by the Corporation, if any shareholder or beneficial owner provides notice to the Corporation that it intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such shareholder or beneficial owner shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(e) Notwithstanding the foregoing provisions of Section 1.5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 1.5. Nothing in Section 1.5 shall affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

1.6 Conduct of Meetings

(a) Chairman of Meeting. Meetings of shareholders shall be presided over by the Chief Executive Officer, or, if there is no Chief Executive Officer, the President, or, in any event, by another chairman designated by the Board of Directors. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be determined by the chairman of the meeting and announced at the meeting.

(b) Rules and Regulations. The Board of Directors may adopt by resolution any rules and regulations for the conduct of the meeting of shareholders as it deems appropriate. Except to the extent inconsistent with rules and regulations as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the exclusive right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the

Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting determines; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent otherwise determined by the Board of Directors or the chairman of the meeting, meetings of shareholders are not required to be held in accordance with the rules of parliamentary procedure.

(c) Adjournment. Any annual or special meeting of shareholders may be adjourned only by the chairman of the meeting from time to time to reconvene at the same or some other time, date and place, and notice need not be given on any such adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs. The shareholders present at a meeting shall not have authority to adjourn the meeting. At the adjourned meeting at which a quorum is present, the shareholders may transact any business which might have been transacted at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

ARTICLE II

BOARD OF DIRECTORS

2.1 Number. The number of directors of the Corporation shall be at least three and no more than twelve. Within this range, the number of directors at the time of the adoption of these Restated Bylaws shall be six, and the number of directors shall otherwise be determined from time to time by the Board of Directors.

2.2 Regular Meetings. A regular meeting of the Board of Directors may be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders.

2.3 Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer, or, if there is no Chief Executive Officer, the President or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place in or out of Oregon as the place for holding any special meeting of the Board of Directors called by them.

2.4 Notice. Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, other form of wire or wireless communication, mail or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director.

ARTICLE III

OFFICERS

3.1 Appointment.

(a) The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary, and may appoint a Chief Executive Officer. The Board of Directors shall appoint any Executive Vice President and any Senior Vice President, and may appoint any other officers, assistant officers and agents as the Board of Directors may deem expedient. The Board of Directors may assign such additional titles to one (1) or more of the officers as they shall deem appropriate.

(b) In addition to the officers elected by the Board of Directors in accordance with Section 3.1(a), the Corporation may have one or more appointed vice presidents, assistant secretaries, or other officers, who shall also be officers of the Corporation (each, a “Corporate Officer”). Any Corporate Officer may be appointed by the Board of Directors or the Chief Executive Officer, or, if there is no Chief Executive Officer, the President. Any such Corporate Officer shall have such title, powers and duties as the Board of Directors or officer appointing such Corporate Officer may determine, consistent with this Article III.

(c) Any two or more offices may be held by the same person.

3.2 Compensation. The Corporation may pay its officers reasonable compensation for their services as fixed by or in the manner designated from time to time by the Board of Directors.

3.3 Term. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

3.4 Removal. Any officer or agent appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause.

3.5 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to the Chief Executive Officer by the Board of Directors. The Chief Executive Officer shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, subject in all cases to the direction of the Board of Directors. Unless otherwise determined by the Board of Directors, the Chief Executive Officer, or, if there is no Chief Executive Officer, the President, shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

3.6 President. The President shall have the powers and perform the duties as the Board of Directors or the Chief Executive Officer shall designate from time to time.

3.7 Vice Presidents. Each Vice President (whether elected or appointed by the Board of Directors, the Chief Executive Officer or the President) shall perform duties and responsibilities prescribed by the Board of Directors or the Chief Executive Officer, or, if there is no Chief Executive Officer, the President.

3.8 Secretary. The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the President.

ARTICLE IV

ISSUANCE OF SHARES

4.1 Adequacy of Consideration. The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

4.2 Certificates for Shares. Certificates representing shares of the Corporation shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the Chief Executive Officer, the President or a Vice President.

ARTICLE V

AMENDMENTS

These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the Corporation.

Amended and adopted by Resolution of the Board of Directors on January 27, 2023.